Exhibit 10.16

WK KELLOGG CO

EXECUTIVE SURVIVOR INCOME PLAN

ARTICLE 1

HISTORY, PURPOSE AND EFFECTIVE DATE

Kellogg Company, a Delaware corporation (“Kellogg”), has announced the spin-off of its North American cereal business to WK Kellogg Co, a subsidiary of Kellogg (the “Company”). The spin-off is expected to be completed in the 4th quarter of 2023. The date on which spin-off occurs is referred to as the “Transaction Date.” Effective as of the Transaction Date, Kellogg will become “Kellanova.”

The Kellogg Company Executive Survivor Income Plan (“Prior Plan”) was established by Kellogg effective November 1, 1985, to provide survivor benefits to the beneficiaries of certain executives of Kellogg. The Plan has been amended from time to time since that date and was most recently amended effective as of January 1, 2011. Effective as of the Transaction Date, the portion of the Prior Plan attributable to the Company and its participating affiliates is being spun-off to this WK Kellogg Co Executive Survivor Income Plan (the “Plan”) and the Company shall thereafter be the sponsor of the Plan. The following provisions memorialize the terms of the Plan as of the Transaction Date.

ARTICLE 2

ELIGIBILITY

Those employees of the Company who were eligible to participate in the Prior Plan immediately prior to the Transaction Date shall become “Participants” hereunder. No other individual shall be eligible to participate in this Plan.

ARTICLE 3

PARTICIPATION

3.1. Commencement of Participation. An executive’s participation in the Plan commences immediately upon such individual meeting the eligibility standards set forth in Article 2.

3.2. Effect of Termination of Employment on Participation. Participation in the Plan will continue until the first to occur of the following:

1. If the Participant became eligible to participate in the Prior Plan prior to April 1, 2001, and the Participant’s employment with the Company and its affiliates terminates for any reason other than death or Retirement, the Participant’s participation in the Plan shall cease on such termination of employment. In such an event, no benefits will be payable under the Plan to any person.

2. If the Participant became eligible to participate in the Prior Plan on or after April 1, 2001, participation will cease on the Participant’s termination of the employment with the Company and its affiliates for any reason other than death. In such an event, no benefits will be payable under the Plan to any person.

3. If the Participant became eligible to participate in the Prior Plan prior to April 1, 2001, was within 10 years of Retirement eligibility as of January 1, 2003, and the Participant’s employment with the Company and its affiliates terminates by reason of Retirement (defined below) or death, then following the Participant’s death, the Participant’s beneficiary shall be eligible for the benefits set forth in Article 4.

4. If the Participant became eligible to participate in the Prior Plan prior to April 1, 2001, was not within 10 years of Retirement eligibility as of January 1, 2003, and the Participant’s employment with the Company and its affiliates terminates by reason of death, the Participant’s beneficiary shall be eligible for the benefits set forth in Article 4. No such benefits shall be payable if the Participant’s employment with the Company and its affiliates terminates by reason of Retirement.

5. If the Participant became eligible to participate in the Prior Plan on or after April 1, 2001, the Participant’s beneficiary shall be eligible for the benefits set forth in Article 4 if the Participant’s termination of employment with the Company and its affiliates occurs by reason of the Participant’s death.

For purposes of the Plan, the term “Retirement” means that an eligible Participant terminates employment with the Company and its affiliates after having satisfied one of the following requirements on or before January 1, 2014:

(a) Age 55 with 20 years of service

(b) Age 62 with 5 years of service

(c) Age 65 with any number of years of service

(d) Any age with 30 years of service

A Participant’s “years of service” for purposes of the foregoing requirements shall be determined consistent with the provisions of the Kellanova Pension Plan.

A Participant may terminate his or her participation in the Plan at any time, provided that the Participant gives prior notice to the Company of the election not to participate.

A Company-approved leave of absence will not be deemed a termination of employment under this Plan during the period of such leave, unless either the Participant agrees to a cessation of participation under such leave of absence, or the Company notifies the Participant in writing before the leave that participation in the Plan will not be extended.

3.3. Change in Classification. A Participant who ceases to be designated as a Senior Executive shall continue to be eligible for the benefits provided to Senior Executives under the Plan until the Participant’s participation in the Plan terminates pursuant to Section 3.2. Similarly, if a Participant who was eligible to participate in the Prior Plan prior to July 1, 2002, and who was an Officer of Kellogg prior to that date ceases to be an Officer of the Company, such Participant shall continue to be eligible for the benefits provided to Officers of Kellogg prior to July 1, 2002, under the Prior Plan until such Participant’s participation in this Plan terminates pursuant to Section 3.2. For purposes of the Plan, the term “Officer” shall mean the employees designated as officers of the Company (or Kellogg, as the case may be) by the Board of Directors of the Company (or Kellogg, as the case may be). For the purposes of the Plan, the term “Senior Executive” shall mean the employees designated as senior executives by the Chairman or Chief Executive Officer of the Company or Kellogg, as the case may be.

3.4. Rehires. If a Participant who terminates employment with the Company and affiliates ceases to be a Participant in the Plan by reason of such termination and is later rehired, such individual shall not be a Participant in the Plan for periods on or after his or her rehire date.

ARTICLE 4

BENEFITS

4.1. Amount of Benefit. The Company may, in its discretion, establish different benefit levels for different classes of Participants. As of the Transaction Date, and subject to the provisions of Section 3.2, the following benefits are provided under the Plan with respect to Participants who are active employees of the Company and its affiliates:

1. A Participant who either (i) is a Senior Executive on or after July 1, 2002, or (ii) was an Officer of the Company prior to July 1, 2002, shall be eligible for a benefit equal to three (3) times Compensation if such Participant’s termination of employment with the Company and affiliates occurs by reason of death.

2. An individual who is a Participant in the Plan and who does not satisfy the requirements of paragraph 1 next above shall be eligible for a benefit equal to two (2) times Compensation if such Participant’s termination of employment with the Company and affiliates occurs by reason of death.

3. A Participant in the Plan whose participation in the Plan continues following Retirement pursuant to Section 3.2 and whose death occurs after such Retirement shall be eligible for a benefit equal to one (1) times Compensation.

The Company reserves the sole discretion to otherwise increase or decrease the benefits under this Plan, provided that there shall be no increase or decrease of a benefit payable to a beneficiary of a Participant who has died prior to the Company making a change in the benefit level under this Plan.

4.2. Definition of Compensation. For purposes of the Plan, “Compensation” shall mean the following:

1. In the case of a Participant who dies prior to termination of employment with the Company and affiliates, Compensation means the Participant’s annual base salary as in effect for the year in which the Participant’s death occurs, plus the bonus paid, if any, for the last full year preceding the date of the Participant’s death.

2. In the case of a Participant whose termination of employment with the Company and affiliates occurs by reason of Retirement and who remains eligible for benefits under the Plan following such Retirement pursuant to Section 3.2, Compensation shall be determined by substituting the date of the Participant’s Retirement for the date of the Participant’s death under paragraph 1 next above.

3. Notwithstanding the foregoing provisions of this Section 4.2, in the case of a Participant whose Compensation during any year of Plan participation would be greater than the amount determined above if such Compensation had been calculated as of the last day of such year (i.e., as if the Participant had terminated employment or died on the last of such year), the Company, in its discretion, may elect to base the Participant’s Plan benefits on such higher amount of Compensation.

4.3. Payment of Benefits. Payments to a beneficiary will be made as a lump sum within a reasonable period after the Participant’s death, unless the Participant elects of one of the following alternative options:

1. Benefits paid to the Participant’s designated beneficiary in one hundred twenty (120) equal monthly installments, with the monthly amount being determined by multiplying the total benefit amount by 1.25 percent.

2. Benefits paid to the Participant’s designated beneficiary in sixty (60) equal monthly installments, with the monthly amount being determined by multiplying the total benefit amount by 2.0 percent.

Any election of an alternative form of payment must be made at the time and in the form specified by the Company and will only be valid if filed with the Company prior to the Participant’s death.

4.4. Designation of Beneficiary. The beneficiary under this Plan shall be the beneficiary last designated by the Participant under the Company’s group term life insurance plan unless the Participant notifies the Company of the designation of a different beneficiary for purposes of this Plan. Should the designated beneficiary or beneficiaries not survive the Participant, and benefits become payable under this Plan, said benefits shall be paid in a lump sum payment to the Participant’s estate. Should a surviving beneficiary who is entitled to payment(s) under this Plan die before the benefit is fully paid, a lump-sum payment equal to the present value of the remainder of the benefit shall be paid to that beneficiary’s estate.

Any beneficiary designation properly filed with the plan administrator of the Prior Plan shall remain in effect with respect to this Plan until it is revoked or superseded in accordance with the terms of this Plan.

4.5. Form of Payment. All benefits under the plan are payable in United States Dollars ($). Payment in any other currency may be made only with the approval of the Company.

4.6. No Conversion Rights. There are no conversion rights to benefits provided by this Plan.

ARTICLE 5

FUNDING

A Participant shall not be required to contribute toward the cost of the survivor benefits provided under this Plan. Plan benefits shall be paid solely from the general assets of the Company. This Plan does not involve salary reduction and in no way affects the past, present, or future compensation of any Participant.

The benefits under this Plan are inalienable and not subject to assignment, pledge, encumbrance, seizure, attachment, or any other legal or equitable liability of any Participant or any beneficiary. The Company’s obligations under this Plan will not be secured in any way and any claims arising hereunder shall have no priority over the claims of the general creditors of the Company.

No Participant or beneficiary shall have any right, title, or interest in any asset of the Company which has been designated or segregated for purposes of funding the benefits under this Plan. The Company may or may not, in its discretion, purchase life insurance on the life of the Participant to partially or wholly fund the cost of the survivor income benefit. In the event such policies are purchased, the Company shall be the sole owner and beneficiary of such insurance policy and a Participant or beneficiary shall have no right, title, or interest in any such policy.

ARTICLE 6

TERMINATION OR MODIFICATION

The Company reserves the right to amend or terminate the Plan at any time; provided, however, no such amendment or termination shall impair any benefits payable to a beneficiary with respect to a Participant who has died prior to such amendment or termination.

ARTICLE 7

ADMINISTRATION OF THE PLAN

7.1. Committee Duties and Authority. The WK Kellogg Co ERISA Administrative Committee (“Committee”) shall administer the Plan and is authorized to make such rules and regulations as it may deem necessary and proper to carry out the provisions of the Plan and to designate actuaries, attorneys, accountants, and such other persons as it shall deem necessary or desirable in the administration of the Plan. The Committee shall consider any question arising in the administration, interpretation, and application of the Plan; and its determination on said question shall be conclusive and binding on all persons.

The Committee shall act by the majority of members then in office at all meetings and may set up a procedure to act upon matters by vote in writing without a meeting. The Committee, by unanimous written consent, may authorize one (1) or more of its members to sign directions, communications, and to execute documents on behalf of the Committee.

7.2. Claims Procedures. A beneficiary of a Participant (a “Claimant”) may submit his or her claim for benefits to the Committee (or such other person or persons as may be designated by the Committee) in accordance with the following:

1. Initial Claim. Such claim shall be in writing or made telephonically, in such form as is provided or approved by the Committee. A Claimant shall have no right to seek review of a denial of benefit, or to bring any action in any court to enforce a claim for benefits under the Plan, prior to filing a claim and exhausting his or her rights to review under this Section 7.2. When a claim for benefits has been filed properly, such claim shall be evaluated and the Claimant shall be notified of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed). A Claimant shall be given a written or electronic notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, such notice shall contain (i) the specific reasons for the denial, (ii) references to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, (iv) the Claimant’s right to seek review of the denial, and (v) the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on review.

2. Review of Claim Denial. If a claim is denied, in whole or in part (if the Claimant has not received an approval or denial within the time periods specified in paragraph (a) above, the claim shall be deemed denied), the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within sixty (60) days after the date on which the Claimant receives notification of the denial or the date the claim is deemed denied. A claimant (or his or her duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing or electronically of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given written notification within such initial sixty (60) day period specifying the reason for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant in writing or electronically and shall include specific reasons for the decision, references to Plan provisions upon which the decision is based, a statement of the

Claimant’s right to receive free of charge copies of all documents relevant to the claim, and the Claimant’s right to file a civil action under Section 502(a) of ERISA. A decision on review is final and binding for all purposes. If a Claimant fails to file a request for review in accordance with the procedures described in this Section 7.2, such Claimant shall have no right to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

IN WITNESS OF WHICH, the undersigned officer has executed this document on behalf of the Company as of the date indicated below, effective as of the Transaction Date.

WK KELLOGG CO

By:	/s/ Gary Pilnick
President

Date:	July 15, 2023

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